EXHIBIT 99.1

The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on October 31, 2013.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav RAIT Financial Trust—VP and Director of Corporate Communications

Scott Schaeffer RAIT Financial Trust—CEO

Jim Sebra RAIT Financial Trust—CFO

CONFERENCE CALL PARTICIPANTS

Steve DeLaney JMP Securities—Analyst

Jason Stewart Compass Point—Analyst

David Walrod Ladenburg—Analyst

Brian Gonick Senvest—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the quarter three 2013 RAIT Financial Trust earnings conference call hosted by Andres Viroslav. My name is Mina, and I’m the event coordinator. (Operator Instructions) I would like to remind all parties this conference is being recorded for replay purposes. And now I would like to hand it over to Andres. Please go ahead.

Andres Viroslav—RAIT Financial Trust—VP and Director of Corporate Communications

Thank you, Mina, and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s third-quarter 2013 financial results. On the call with me today are Scott Schaeffer, Chief Executive Officer, and Jim Sebra, RAIT’s Chief Financial Officer. This morning’s call is being webcast on our website at www.raitft.com. There will be a replay of the call available via webcast on our website and telephonically beginning at approximately 1 PM Eastern time today. The dial-in for the replay is 888-286-8010, with a confirmation code of 79797103.

Before I turn the call over to Scott, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith, pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press release and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations.

Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information, and a reconciliation of non-GAAP financial measures for the most directly comparable GAAP financial measures is attached to RAIT’s most recent current report on Form 8-K available at RAIT’S website, www.raitft.com, under investor relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein except as may be required by law.

Now I would like to turn the call over to RAIT’s chief executive officer, Scott Schaeffer. Scott?

Scott Schaeffer—RAIT Financial Trust—CEO

Thanks, Andres. And thank you all for joining our call today. We are pleased to report another solid quarter for RAIT. Our results this quarter, when compared to the third quarter of 2012, demonstrate continuing improvement in all aspects of our business. I would like to start with some highlights: AFFO increased 54% to $23 million; total revenue increased 20% to $62 million; operating income increased 88% to $18 million. In addition, net operating income from our portfolio of owned properties increased to $14 million, or 13% over the third quarter of 2012.

We are reporting growth in all revenue categories — net interest margin, rental revenue, and fee income. This growth, plus stable credit performance within our existing loan portfolio, remain the key drivers of our performance.

Loan production of $167 million for the quarter was flat when compared to the second quarter of 2013, and this was caused mostly by the volatility and uncertainty surrounding long-term interest rates. However, we experienced a sharp increase in quarterly loan production from only $22 million originated during the third quarter of 2012.

As we look forward, now that some of the uncertainty has been removed from the market, we are expanding our loan origination team and expect loan origination volumes to continue trending upward over time.

During the quarter, we sold $180 million of conduit loans into three different fixed-rate CMBS transactions, and we closed a $135 million floating-rate securitization for our bridge lending business. Bridge loan production has been steadily increasing, and we are beginning to aggregate loans for our second floating-rate securitization.

During the third quarter, our subsidiary Independence Realty Trust, an apartment property equity REIT, completed its underwritten public offering of 4 million shares of IRT common stock for $8.50 per share, raising gross proceeds of $34 million and we listed IRT common stock on the NYSE MKT. RAIT owns approximately 5.8 million shares, representing 60% of IRT’s outstanding common stock. Our RAIT subsidiary is IRT’s external advisor, for which we receive advisory fees, and we also receive distributions on our IRT common stock.

IRT recently closed on its first acquisition since the capital raise and has entered into agreements to purchase additional properties, effectively deploying all of the capital raised in the public offering. In addition, IRT has entered into a $20 million acquisition line of credit with Huntington National Bank.

As a result of the performance across our core businesses, RAIT’s Board announced our fifth consecutive quarterly common dividend increase to $0.15 per share for the third quarter of 2013, representing a 67% increase from the third quarter of 2012 dividend of $0.09.

At this point, I would like to turn the call over to Jim Sebra to go to the financial results in more detail. Jim?

Jim Sebra—RAIT Financial Trust—CFO

Thank you, Scott.

During the third quarter, AFFO per share increased 10% to $0.33, up from $0.30 in the third quarter of 2012. Compared to Q3 2012, investment interest income was up $2.4 million due to increased loan production while interest expense was down $100,000, primarily due to reduced hedging costs offset by increased interest expense associated with our lending activity. During the third quarter, we completed a floating-rate CMBS securitization and issued $101 million of investment grade securities to finance $135 million of floating rate bridge loans. RAIT retained $34 million of equity in this transaction.

As a result, net interest margin increased $2.3 million, a 10% increase. For the three months ended September 30, 2013, our loan production was $167.5 million, with $130 million associated with our conduit loan business. RAIT originated $433 million of loans during the nine-month period ended September 30 and $285 million of loans in the nine-month period ended September 30 of last year. The new loans we are closing have underwritten debt yields ranging from 8% to 16%.

As we’ve discussed on previous calls, the interest rate hedges in our RAIT 1 and RAIT 2 securitizations are continuing to burn off. Based on the current one-month LIBOR curve, we expect to see approximately $3.9 million of reduced hedging costs next year as $89 million of notional expires according to its terms.

From a portfolio perspective, our credit specifics are stable, with our nonaccrual loans decreasing to $45.3 million, or 4.1% of our loan portfolio. During the quarter, we completed a workout of two loans totaling $20 million, and those assets are now performing. Our current loan loss reserves are $23 million, or 51% of our nonaccrual loans, and we believe that we are adequately reserved for any potential future losses.

Rental income increased by 11%, or $2.8 million, in Q3 2013 as compared to Q3 last year, due primarily to five properties we acquired since the third quarter of last year as well as continued improvement in occupancy and rental rates across our real estate portfolio. The five properties we acquired made up $2 million of this increase quarter over quarter. The remaining $800,000 of increase is due to increased occupancy and improvement in rental rates within our multi-family portfolio.

With respect to our portfolio as a whole, multi-family occupancy at the end of the quarter was 92.5%, up from 90.2% in Q3 2012. Average office and retail occupancy was stable at approximately 72% quarter-end. Rental rates also continue to improve within our multi-family portfolio increasing to $753 per year and per month during Q3 2013, just under an 8% increase since third quarter of last year.

Lastly, fee and other income is up $5.1 million this quarter as compared to Q3 last year, primarily due to the sale of $180.7 million of conduit loans, which resulted in approximately $7.2 million of profit during the current quarter.

With respect to our expenses, a couple of items of note. Interest expense for Q3 2013 is down $200,000 compared to the third quarter of last year due to lower outstanding debt this quarter compared to last year. Property operating expenses for Q3 2013 increased by $1.3 million as compared to third quarter last year primarily due to the five properties we acquired since the third quarter of last year. Overall, the net operating income of our real estate portfolio was $13.7 million, an increase of $1.6 million, or 13% from the third quarter of last year. Combined compensation and administrative expenses are down to approximately 16% of total revenue in Q3 2013 as compared to 19% of total revenue in Q3 2012.

We continue to manage our expenses as we continue to grow our business. For the third quarter of 2013, operating income was $17.7 million, an 88% increase over the third quarter of last year; operating income of $9.4 million. This is an $8.3 million increase quarter over quarter.

As with prior quarters, we reported a GAAP net loss from Q3 2013 of $17 million, or $0.24 per share. The GAAP net loss was attributable to $24 million of continued negative changes in the fair value of our various financial instruments. The primary driver of the negative changes in the fair value of our financial instruments was an increase in market price of the legacy Taberna securitization liabilities during the third quarter. Please remember that the changes in the fair value of these financial instruments are non-cash. As such, we believe that our presentation and discussion of AFFO is more indicative of our financial performance.

With respect to our CRE CDOs, we continue to meet all of the overcollateralization tests. CRE CD01 reported an OC test of 127%, above the required level of 115.2%. CRE CD02 reported an OC test of 118%, above the required level of 111.7%. These OC tests are largely unchanged compared to year-end 2012.

As of September 30, 2013, we continue to maintain good liquidity and capital available for investments. We ended the quarter with $116 million of cash on hand, primarily due to the cycle of our conduit loan business plus the increased IRTs cash balance from the public offering. Our intra-quarter cash balances were generally lower as we fund conduit loans, while our ending quarterly cash balances are higher as we receive proceeds in for the sales of those conduit loans to securitizations.

We ended the quarter with $570 million of capital available for investment, comprised of $117 million of cash on hand; $219 million of availability underlying two conduit warehouse lines; $115 million of availability under our bridge loan facility; $49 million of availability from our July floating bridge securitization; and $35 million of remaining commitment from the Almanac affiliate.

Scott, this concludes the financial report. Thank you.

Scott Schaeffer—RAIT Financial Trust—CEO

Thanks, Jim. I think at this time, operator, we would like to open up the call for questions.

QUESTION AND ANSWER

Operator

Steve DeLaney, JMP Securities.

Steve DeLaney—JMP Securities—Analyst

Good morning, gentlemen, and congratulations on another very solid quarter. Jim, I apologize, you ran through the numbers very quickly. I wanted to ask you about the war chest for funding capacity. I got most of the details — what was your total number of funding capacity?

Jim Sebra—RAIT Financial Trust—CFO

Total cash available for investment is $570 million.

Steve DeLaney—JMP Securities—Analyst

$570 million. Okay thanks. I missed the total there as you are running through that, and that’s very helpful. So I think my — everything is so clear in the press release with the way you lay it out. The only thing I wanted to ask about was — in the real estate performance table, it looks like your multi-family and office properties, from an occupancy standpoint, are performing very well. Retail seems to be the weak area there. And I know Sam Zell was quoted this week at a conference in Chicago just talking about the challenges to retail. Do you see that drop in occupancy from 73 to 69 — is that sort of a broad indication on what’s going on with retail, or is it possibly just idiosyncratic to a few properties that you have? Just curious how you feel about that segment versus the other two within your real estate portfolio. Thanks.

Scott Schaeffer—RAIT Financial Trust—CEO

Steve, I believe it’s more idiosyncratic. Our retail portfolio was not that large, and a tenant here or there makes a big difference regarding occupancy. We have had some leasing success, but at the same time we’ve lost a couple of tenants. And as you can see, over the last few quarters, it’s been relatively stable. So we actually expect, going forward, that that occupancy will now start creeping up, and that’s what we’re projecting internally.

Steve DeLaney—JMP Securities—Analyst

Okay. And if we look at the performance numbers that you’ve had with gross rental income of 11% year over year, multi-family per unit of 8% in the positive occupancy trends, as you look out into 2014, whether we’re talk — maybe we should just talk about gross rental income because that’s the big bucket, the 11%. So how do you feel about that going forward for our modeling purposes? Was 2013 sort of a breakout year as you see it? And should we reel that back to something a little more conservative, sort of on a 2014 over 2013 outlook?

Scott Schaeffer—RAIT Financial Trust—CEO

We should reel it back a little bit. The 8% increase in average rents, I think, was somewhat unique to 2013, and I think we experienced the same number in 2012. But we’re not going to be able to do that every year. And what we’re looking at internally is a 3% to 5% increase continuing for 2014.

Steve DeLaney—JMP Securities—Analyst

All right. That’s very helpful. Thanks for the comments, gentlemen.

Operator

Jason Stewart, Compass Point.

Jason Stewart—Compass Point—Analyst

Scott, last quarter, you gave us some indication of what the pipeline looked like and I think it was $265 million or so. I was hoping you could give us an update on where you thought that stood today. And maybe add a little color — if the market has changed with this recent decline of rates, how that’s impacted things.

Scott Schaeffer—RAIT Financial Trust—CEO

Well, if you remember, Jason, I gave it reluctantly because it’s a chunky, lumpy business, and that’s what it looked like at the beginning of the quarter. And then as interest rates moved around and with the volatility, we were able to close $167 million in the quarter. The pipeline, as we look forward, is very strong. We have seen an uptick in loan opportunities for the fourth quarter. But, at this point and at this time, I think it’s really inappropriate for me to give any real guidance on numbers just because we are only 30 days into the quarter and it’s a very volatile business. But I will tell you that we are seeing opportunities continue to increase.

Jason Stewart—Compass Point—Analyst

Okay. And then if I listened and wrote notes correctly, it sounded like you said you were building a portfolio for your second floating-rate transaction, but it sounds like you still had some funding capacity left in 2013 FL1. Is that right? And if so, could you give us an idea of how much is left on that one?

Scott Schaeffer—RAIT Financial Trust—CEO

That is correct. As of now, we have about $20 million, and we expect that to be funded within the next couple of weeks, and we are actually working underwriting on loans that will be aggregated now for the next securitization.

Jason Stewart—Compass Point—Analyst

Okay. And that’ll probably be a 2014 event, correct?

Scott Schaeffer—RAIT Financial Trust—CEO

At this point probably will be, yes.

Jason Stewart—Compass Point—Analyst

Okay. One other question and I’ll jump back into the queue. The fee income and other income line item, excluding the gain on sale from the loans originated and sold, was there any other one-time items or moving parts to that line item?

Jim Sebra—RAIT Financial Trust—CFO

No, there wasn’t, Jason.

Jason Stewart—Compass Point—Analyst

No? Okay. And then could you give us just the number of loans originated and carried over the quarter — originated but not sold that you would sell in 4Q if there are any?

Scott Schaeffer—RAIT Financial Trust—CEO

It’s a small number. And that’s why our cash balance was so large at the end of the quarter because there was a securitization that happened right at the end of September that we sold most of the loans into at that point. I don’t know offhand the number of loans, but we can get that for you.

Jason Stewart—Compass Point—Analyst

Okay. Thanks much, appreciate the color.

Operator

David Walrod, Ladenburg.

David Walrod—Ladenburg—Analyst

A quick housekeeping question and then one more conceptual. On the housekeeping, the other income expense line was about $4 million. Can you give us some color as to what went through there this quarter?

Scott Schaeffer—RAIT Financial Trust—CEO

Sure, David. That was expenses that were accrued relative to the IRT business when it was a non-traded REIT. And since we changed the direction into the IPO and listed the shares, we decided to write off those accrued expenses in the third quarter.

David Walrod—Ladenburg—Analyst

Okay great, that helps. And then, the more conceptual, you added a piece of property in your real estate portfolio. Can you talk about your desire to grow that in the RAIT vehicle and how the decisions are made to — as far as to put properties into RAIT or into IRT?

Scott Schaeffer—RAIT Financial Trust—CEO

Sure. IRT will be the third-party acquisition multi-family vehicle going forward. RAIT will not be out bidding on unrelated assets — multi-family assets. The assets that RAIT did acquire during the quarter were all assets that RAIT had an interest in already, either a preferred equity interest or some other type of loan interest, where the borrower told us that they were interested in selling the property and we were able to negotiate a purchase price that we felt was attractive at the time and keep the property from going the market.

Operator

Brian Gonick, Senvest.

Brian Gonick—Senvest—Analyst

Can you tell us what cash flow per share was in the quarter?

Jim Sebra—RAIT Financial Trust—CFO

It was $0.23 per share, Brian.

Brian Gonick—Senvest—Analyst

It was $0.23?

Jim Sebra—RAIT Financial Trust—CFO

$0.23, yes.

Brian Gonick—Senvest—Analyst

So there was basically $0.10 of non-cash items. Is that right?

Jim Sebra—RAIT Financial Trust—CFO

Between the AFFO of $0.33 and $0.23, yes.

Brian Gonick—Senvest—Analyst

Okay. So do you expect that Q4 will be sequentially higher? Because your guidance had $0.90 to $0.95 for the year, right, on cash flow per share, which would imply a range of $0.25 to $0.30 for the quarter.

Scott Schaeffer—RAIT Financial Trust—CEO

We are comfortable with the guidance that we’ve given, Brian.

Brian Gonick—Senvest—Analyst

Okay, good. And 60% on the dividend payout ratio? Or would it be higher? Because this quarter, it looks like it’s 65%.

Scott Schaeffer—RAIT Financial Trust—CEO

Well, it’s been 65% for a couple of quarters. And as I say on every conference call, it’ll be up to the Board as a whole to determine what we do in the fourth quarter. But I believe it has been at 65% for at least a couple of quarters now.

Brian Gonick—Senvest—Analyst

And the IRT expenses, the $3 million and change, the other expense you had in the quarter, is that basically — that’s a non-recurring item, right? And is that one reason why cash — did that impact cash flow in the quarter, or was that a non-cash write-off?

Scott Schaeffer—RAIT Financial Trust—CEO

It was a non-cash write-off. It was expenses that we had incurred and we had capitalized or accrued — I guess capitalized — starting in 2011 when we started with the IRT as a non-traded REIT.

Brian Gonick—Senvest—Analyst

Okay, good. All right, thank you.

Operator

There are no further questions. And now I hand the call back over to Scott Schaeffer for further closing remarks.

Scott Schaeffer—RAIT Financial Trust—CEO

Thank you. And thanks for joining us today, and we look forward to discussing our next quarter’s progress with you after the fourth quarter. Thanks.

Operator

Thank you very much, Mr. Schaeffer. Ladies and gentlemen, that concludes the conference call for today. You may now disconnect. Thanks for joining. Have a very good day. Thank you.